UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of The Securities Exchange Act of 1934

November 5, 2014

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 5, 2014, NewStar Financial, Inc. (the “Company”) issued a press release announcing that it has entered into a definitive agreement with investment funds managed by Franklin Square Capital Partners (which are sub-advised by GSO Capital Partners) for the funds to purchase from the Company $300 million of subordinated notes of the Company and warrants to purchase 12 million shares of the Company’s common stock. The exercise price for the warrants is $12.62 per share. Under the terms of the transaction, an initial closing for the sale of $200 million in subordinated notes and warrants to purchase approximately 9.5 million shares of the Company’s common stock is expected to occur on December 31, 2014, subject to customary closing conditions. The issuance of the remaining warrants is subject to the approval of the Company’s stockholders, which will be requested at a special meeting of stockholders. The sale of the remaining $100 million in subordinated notes to the funds will occur in subsequent closings during the year following the initial closing.

A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information regarding the definitive agreements relating to the transaction required by Item 1.01 of Form 8-K will be filed subsequently in a separate Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of NewStar Financial, Inc., dated November 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: November 5, 2014	By:	/s/ JOHN KIRBY BRAY
John Kirby Bray
Chief Financial Officer